Exhibit 10.2

WAIVER AGREEMENT

THIS WAIVER AGREEMENT, hereinafter referred to as “Waiver” made and entered into on this 16th day of December, 2010, to be effective January 1, 2011 by and between JOHN M. MENDEZ, hereinafter referred to as “Employee,” and FIRST COMMUNITY BANCSHARES, INC., hereinafter referred to as “the Corporation” (both of whom together are referred to herein as the “Parties”) to a specific clause of the “AMENDED AND RESTATED EMPLOYMENT AGREEMENT”, hereinafter referred to as “Agreement”, originally entered into by the Parties as of the 16th day of December, 2008 and to a specific clause of the “FIRST COMMUNITY BANCSHARES, INC. and AFFILIATES EXECUTIVE RETENTION PLAN”, hereinafter referred to as the “SERP”, which became effective January 1, 2005.

WITNESSETH

WHEREAS, Section 2 of the Agreement, entitled “Compensation and Benefits”, stipulates that a portion of the annual adjustment to the Employee’s base salary is to be comprised of “(i) an increase equivalent to the base salary times the annual percentage increase in the Consumer Price Index for the preceding twelve months …”; and

WHEREAS, the parities acknowledge that despite such annual increase in the Consumer Price Index (“CPI”) no adjustment to the Employee’s base salary has occurred; and

WHEREAS, the SERP was designed so that the Corporation could provide the Employee an annual retirement benefit equal to a maximum of thirty-five percent (35%) of “Final Average Compensation” (as defined in the SERP) with payments to commence after a separation from service coupled with reaching “normal” or “early retirement” age and further “subject to a maximum benefit of $80,000 per calendar year” as specifically set forth in the last clause of “ARTICLE 4 – NORMAL RETIREMENT” under Paragraph 4.2 (a) (1) of the SERP; and

WHEREAS, the Employee has requested that the Corporation consider waiving the maximum benefit provisions in the SERP, which waiver would result in retaining the maximum benefit at thirty-five percent (35%) of “Final Average Compensation”, but eliminating or waiving the provision that would otherwise limit the maximum benefit to no more than $80,000 per calendar year; and

WHEREAS, the Corporation has, in turn, requested that the Employee waive any and all rights under the Agreement to any increase in base salary based upon increases in the CPI whether such increases in the CPI occurred previously or might occur prospectively;

NOW, THEREFORE, in consideration of the mutual covenants herein set forth and for other good and valuable consideration, the Parties do hereby agree as follows:

1.	The Corporation does hereby agree to amend the SERP to eliminate the limitation on the Employee’s annual retirement benefit to a maximum of $80,000 per calendar year.

2.
The Employee does hereby agree to and does hereby waive his contractual right to that portion of any past, present or future adjustment to the Employee’s base salary calculated upon an annual increase in the CPI and further agrees that by signing below he and the Corporation are amending his employment agreement to incorporate such waiver.

In Witness whereof, the parties hereby acknowledge that each has carefully read this Waiver Agreement and they do hereby agree to be bound by its terms and have executed this Waiver Agreement as set forth hereinabove and that upon execution of this document, the Parties shall have a conforming copy for their permanent records.

This Waiver Agreement is entered into on the date first above written with an effective date of January 1, 2011, but for purposes of complying with Internal Revenue Code Section 409A only the SERP is effective as of January 1, 2005.

Corporation:		Employee:
First Community Bancshares, Inc.		John M. Mendez
By:	/s/ William P. Stafford, II	By:	/s/ John M. Mendez